Exhibit 99.3

I-AM Capital Acquisition Company Announces Closing of Transaction with SMAAASH Entertainment, a fast-growing global virtual reality gaming and sports entertainment company

NEW YORK, Nov. 21, 2018 (GLOBE NEWSWIRE) -- Smaaash Entertainment Inc. (f/k/a I-AM Capital Acquisition Company) (IAM) (the “Company”), today announced that it has successfully consummated its previously announced transaction with SMAAASH Entertainment Private Limited (“SMAAASH”), a global virtual reality gaming and sports entertainment company. As part of the transaction, the Company changed its name to “SMAAASH Entertainment Inc.” As a result, the Company expects that its shares of common stock and warrants will continue trading on the NASDAQ Capital Market under the new ticker symbols “SMSH” and “SMSHW”, respectively, on or shortly after November 23, 2018.

In connection with the consummation of the transaction, approximately 740,000 shares of the Company’s common stock representing $7.5 million elected not to redeem their shares.  Immediately after the closing, the Company has approximately 5.1 million shares and 5.4 million warrants outstanding, with each warrant exercisable for one share of common stock at an exercise price of $11.50 per share. Further details about the Company, Smaaash and the transaction will be included in the Company’s Form 8-K that will be filed with the SEC by November 27, 2018.

Chardan served as M&A advisor to the parties in the transaction.

Ellenoff Grossman & Schole LLP served as legal counsel to the Company.

About Smaaash Entertainment Inc.:

I-AM Capital, Co-Founded and led by CEO F. Jacob Cherian and CFO Suhel Kanuga, was a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company raised $52.7 million in its August 2017 initial public offering.

About SMAAASH Entertainment Pvt. Ltd.:

SMAAASH is a global entertainment company offering interactive sports experiences and virtual reality gaming technology, headquartered in Mumbai India. SMAAASH is founded by Shripal Morakhia, a visionary Indian entrepreneur. SMAAASH presently operates world-class entertainment centers across 39 locations in India, and one international center in the U.S. SMAAASH’s core concept is to offer an interactive, immersive and fun experience to customers at its centers, blending Augmented Reality and Virtual Reality and other games, indoor sports simulation entertainment, and attractive food and beverage options, customized to the tastes and preferences of a diverse set of customers across age groups, genders and backgrounds, including corporate customers, families, friends and children. More information about SMAAASH can be found on www.smaaash.in and www.smaaashusa.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including the ability to meet NASDAQ’s continuing listing requirements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s definitive proxy statement filed with the SEC on September 19, 2018, as amended. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

Smaaash Entertainment Inc.

roman@smaaashinc.com

386 479 9091